Exhibit 10.8

PRIVATE & CONFIDENTIAL

TO: Mr. Chang, Tin Duk Victor         DATE: 1st June 2003

I.D. CARD NO.: D825443 (6)         STAFF CODE: TT2003-003

EMPLOYMENT AGREEMENT

We are pleased to offer you employment with Tech Team Development Limited (hereafter referred to as "the Company") on the terms and conditions set as below:

APPOINTMENT

- Your position will be Marketing Consultant. Employment will commence on 1st June 2003 to 31st May 2008.

- Your salary is HK$40,000.00 per month

PATENTS AND REGISTRATION RIGHTS

- The ownership of and sole rights to obtain copyright, patents registration of designs in the design supplied by you to the Company are vested in the Company.

CONFIDENTIAL

- While working for the Company you are required to protect all proprietary and confidential information. The terms of your contract with the Company require you to sign a Confidentially Agreement, and your employment will not start until you have done so.

TERMINATION OF EMPLOYMENT

Three months' notice in writing is required by either side.

- Under the following circumstances, the Company reserves the right to terminate your service without prior notice and compensation.

a. If you break the company's rules and regulation.

b. If you break the laws of Hong Kong or any other country in which you travel, whether on company business or for pleasure.

c. If you disclose confidential information of the Company without written consent of the Board of Directors.

2

If you accept the terms of employment, please sign below. A duplicate copy is attached for your retention.

I certify that I have read and accept these terms of employment.

Signed by: Signed by:

/s/ Tin Duk Victor Chang /s/ Bondy Tan

Name: Chang, Tin Duk Victor Name: TAN, Bondy

Title: C.E.O.

Date : 1st June 2003 Date: 1st June 2003

NON-DISCLOSURE AGREEMENT

This Agreement is made on 1st June 2003 between Tech Team Development Limited and Mr. Chang, Tin Duk Victor [HKID No: D825443 (6)].

Since Mr. Chang, Tin Duk Victor is expected to engage in the discussion which may be involved in the disclosure and communication of information and contain confidential material which Tech Team Development Limited wishes to protect from unauthorized disclosure and use. Therefore it is hereby agreed as follows:

1. Terms of Agreement

a) Company Shall refer to Tech Team Development Limited

b) Information Shall mean all documents, ideas, know-how and other information supplied by Tech Team Development Limited and related companies whether they are disclosed orally, in documentary or other material form, by demonstration or otherwise.

c) The disclosing party Shall mean Tech Team Development Limited and "the recipient" shall mean Mr. Chang, Tin Duk Victor

1. All information furnished by the disclosing party shall be treated by the recipient as confidential, shall not be disclosed to others, unless she has got the consent of the Company or except for any of the information which the recipient can show the below.

a) is already known to the recipient at the date it was disclosed to it by the disclosing party and is or becomes free of restriction on the disclosure or use in question, or

b) is or become generally known or freely available to the public (expect by reason of any breach by the recipient of its obligations hereunder), or

c) is disclosed to the recipient, free of restriction of the disclosure or use in question, by a third party who was entitled to make such unrestricted disclosure, or

d) is independently developed by the recipient.

2. The recipient will take such precautions and make such arrangements as are reasonably necessary to protect the information received by it (and in any event no less than those the recipient would take and make to protect its own information).

3. The obligation of confidentially shall survive upon termination of the agreement.

4. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

Signed by: Signed by:

/s/ Tin Duk Victor Chang /s/ Bondy Tan

Mr. Chang Tin Duk Victor Mr. TAN, Bondy

C.E.O.